Exhibit 10.1

2006 Compensation Schedule for Certain Named Executive Officers

2006 Base Salary

James E. Ashton III, Group Chief Executive Officer	$374,000
Robert F. Clarke, Group Chief Executive Officer	$385,000

2006 Cash Bonus

SunGard Data Systems Inc. has an annual executive incentive compensation (“EIC”) program for its executive officers and other key management employees. The principal purpose of this program is to link a significant portion of annual cash compensation to financial results and other goals, so as to reward successful performance.

The performance goals for certain executive officers’ 2006 annual cash incentive payments take into account the Company’s overall financial and business goals for 2006. In addition, the performance goals applicable to incentive payments to be earned in 2006 for executive officers are based upon EBITA, which represents actual earnings before interest, taxes and amortization, as further adjusted for certain unusual items. For certain executive officers, there are additional performance goals specific to either their function or the business they oversee. Depending upon the extent of the achievement of the 2006 targeted performance goal, the actual amount of the 2006 incentive payment will be higher or lower than the following targeted incentive payment amounts for the following named executive officers:

James E. Ashton III, Group Chief Executive Office	$435,000
Robert F. Clarke, Group Chief Executive Officer	$408,000